Exhibit 99.2

Alpha and Omega Semiconductor Limited
Prepared Remarks of Investor Conference Call
for the Quarter Ended September 30, 2018

November 1, 2018

So-Yeon Jeong (Moderator):

Good afternoon, everyone, and welcome to the Alpha and Omega Semiconductor’s conference call for fiscal 2019 first quarter results.  This is So-Yeon Jeong, Investor Relations representative for the company.  With me today are Dr. Mike Chang, our CEO, and Yifan Liang, our CFO.  This call is being recorded and broadcasted live over the Web and can be accessed for seven days following the call via the link in the Investor Relations section of our website at www.aosmd.com.

The earnings release was distributed by business wire today, November 1, 2018, after the market closed. The release is also posted on the company's website. Our earnings release and this presentation include certain non-GAAP financial measures.  We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures that we provide. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in our earnings release.

We would like to remind you that during the course of this conference call, we will make forward-looking statements, including discussions of business outlook and financial projections.  These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially from such expectations.  For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC.  We assume no obligations to update the information provided in today's call.

Now, I’ll turn the discussion over to Yifan, our CFO, to provide an overview of the first fiscal quarter financial results.

Yifan Liang (Chief Financial Officer):

Thank you, So-Yeon.  Good afternoon and thank you for joining us.  To begin, I will discuss financial results for the quarter.  Then I’ll turn the call over to Mike, our CEO, who will review the company’s business highlights.  After that I will follow-up with our guidance for the next quarter. Finally, we’ll reserve time for questions-and-answers.

Revenue for the September quarter was a record $115.1 million, an increase of 4.7% from the prior quarter and an increase of 9.7% from the same quarter last year.  The revenue growth was driven by solid demand for the new, higher value products we introduce regularly.  Mike will elaborate on that shortly.

In terms of product mix, MOSFET revenue was $92.3 million, up 3.2% sequentially and up 10.3% year-over-year.  Power IC revenue was $19.4 million, up 10.7% from the prior quarter and up 7.3% from a year ago.  Service revenue was $3.4 million as compared to $3.0 million for the prior quarter and $3.1 million for the same quarter last year.

Regarding the segment mix, this quarter’s Computing segment represented 43.8% of the total revenue, Consumer 18.5%, Power Supply and Industrial 18.9%, Communications 15.5%, Service 3.0%, and others 0.3%.

Non-GAAP gross margin for the September quarter was 29.7%, as compared to 27.0% in the prior quarter and 26.6% for the same quarter last year.  The increase of 270 basis points in gross margin quarter-over-quarter was primarily driven by the improved product mix.  Non-GAAP gross margin excluded $0.5 million of share-based compensation charge for the September quarter, as compared to $0.5 million for the prior quarter and $0.3 million for the same quarter last year.  Non-GAAP gross margin also excluded $1.1 million of production ramp- up costs related to the Chongqing Joint Venture for the September quarter.

Non-GAAP operating expenses for the quarter were $24.5 million, compared to $21.8 million for the prior quarter and $21.2 million for the same quarter last year.  Non-GAAP operating expenses excluded $2.6 million of share-based compensation charge, as compared to $2.5 million in the prior quarter and $1.7 million for the same quarter last year.   Non-GAAP operating expenses also excluded $4.6 million of pre-production expense related to our Chongqing Joint Venture, as compared to $5.0 million in the prior quarter and $0 for the same quarter last year.  Non-GAAP operating expenses included $2.7 million of digital power controller team expenses for the quarter, as compared to $1.4 million for the prior quarter and $0 for the same quarter last year.  As of September 30, 2018, we had largely completed the hiring of the digital power controller team.  The team has been engaging with customers in product designs, and is making steady progress toward our product roadmap.  The remaining increase in operating expenses quarter-over-quarter was mainly due to more variable compensation accrual because of the higher profitability.

Income tax expense was $0.6 million for the quarter as compared to $0.7 million for the prior quarter, and $1.3 million for the same quarter last year.

Non-GAAP EPS attributable to AOS for the quarter was 36 cents earnings per share as compared to 31 cents earning per share for the prior quarter and 27 cents earnings per share for the same quarter last year.

AOS continued to generate positive cash flow. In the September quarter we generated $18.4 million operating cash flows attributable to AOS, as compared to $8.7 million for the prior quarter, and $15.3 million for the same quarter last year.  Cash flow used in operations attributable to our Chongqing Joint Venture was $0.4 million for the September quarter compared to $19.5 million for the prior quarter and $3.0 million for the same quarter last year.

EBITDAS for the September quarter was $15.4 million compared to $12.8 million for the prior quarter and $15.0 million for the same quarter last year.

Moving on to the balance sheet.

We completed the September quarter with cash and cash equivalents balance of $113.2 million, including $32.0 million cash balance at our Chongqing Joint Venture, as compared to $131.5 million at the end of last quarter including $43.3 million cash balance at the joint venture.  Our cash balance a year ago was $180.2 million including $79.1 million at the Chongqing Joint Venture.

During the quarter, AOS further drew down $16.7 million from our equipment line.  With that, the debt balance of our Oregon fab was $47.3 million at the end of the September quarter, as compare to $30.9 million at the end of the June quarter.  As we continue to generate positive cash flow, we expect AOS net cash position to grow from the December quarter.

Net trade receivables were $37.1 million, as compared to $33.8 million at the end of last quarter and $25.4 million during the same quarter last year.  Day Sales Outstanding for the quarter was 27 days, compared to 29 days in the prior quarter.

Net inventory was $98.0 million at the quarter-end, up from $90.2 million for last quarter and from $79.2 million for the prior year.  About $3.8 million inventory increase was from the joint venture in preparation of the mass production of assembly and test and trial production of the 12” fab.  Average days in inventory were 103 days for the quarter compared to 101 days in the prior quarter.

Net Property, Plant and Equipment balance was $368.5 million, as compared to $331.7 million last quarter and $167.9 million for the prior year.  Capital expenditures were $49.5 million for the quarter, including $34.3 million from our Chongqing Joint Venture and $15.2 million from AOS.  We expect the capital expenditures from AOS to be in the range of 6% to 8% of total revenue in fiscal year 2019.

During the September quarter we repurchased 112,000 shares of our stock for approximately $1.5 million under our existing share repurchase program.

Before I conclude the financial review, let me add a brief update on the progress of our Chongqing Joint Venture.  We had commenced small mass production for assembly and test during the September quarter and expect to ramp up in the next two quarters.  The progress at the 12” fab is on track.  We expect to start trial production of 12” wafers during the December quarter and gradually ramp up throughout calendar year 2019.

With that, now I would like to turn the call over to our CEO, Dr. Mike Chang, who will provide the business highlights for the quarter.

Dr. Mike Chang (Chief Executive Officer)

We are off to a great start in fiscal year 2019 with excellent financial results as we delivered another record-breaking quarter.  AOS reached an all-time high quarterly revenue in the September quarter, driven by strong demand for our new products across the board, especially in smartphone battery management and Vcore applications.  This is the third time of breaking record revenue since September quarter of last year.  Most notably, our non-GAAP gross margin reached 29.7%, above the high-end of our guidance range, which was the highest since 2011.  The significant improvement in gross margin reflects continued progress in migrating to higher value products and improving product mix.

There have been some macro headwinds and industry cycle concerns that have increased the overall market uncertainty.  In fact, we did see some softness in home appliance and smartphone applications in China.  However, we do not expect this trend to have a material impact in the near-term primarily due to two reasons.  One, our product portfolio has been well diversified in terms of customer base and geographic regions.  Two, we are still on allocation with higher demand across most applications.

While no one can be completely immune to the market impact, we nonetheless remain confident about our own business execution and long-term growth sustainability.  We believe that there are fundamental factors behind our performance and sustainability that are AOS-specific, which we didn’t have in the past.

So, what has changed? The first factor is the unmatched breadth and depth of our current product portfolio.  Undoubtedly, we are in a healthier position than any other point in the company’s history.  Today, as exemplified by our recent revenue growth, we have established solid footings in the applications we target.  We have been adding and upgrading our innovative technology platforms across all DMOS category ranging from Low-, Mid-, High-voltage to IGBT as well as Power IC product line in the past few years.  From these technology platforms, we steadfastly derive high-performance, customer-friendly new products for diversified applications with large volume such as high-end computing, notebook gaming, home appliances, high-end smartphones, quick chargers and industrial power tools where we can scale our business.  Many of them were new market opportunities for AOS that required long design cycle time and diligent customer interactions.  With our disciplined product execution, some of our new products have crossed the major thresholds and some have already entered production ramp-up.  The demand continues to strengthen, and still far outstrips our capacity to date, which forms a good base for our growth.

The second factor is our heightened market position.  With the innovative new products, AOS has been securing significant design-ins and design-wins with new customers as well as existing customers.  In the past few years, we have brought in many new customers including world-renowned brand names.  More importantly, we have taken a leap in our market positioning bolstered by enhanced customer relationship.  As always, we are committed to support our customers, whether through good times or bad, with an unwavering focus on their success.  Recently, our effort was gratefully acknowledged by leading ODMs and OEMs worldwide in the forms of awards, and of course, meaningful orders.  AOS has emerged from one of many small alternative vendors to a major strategic partner.  This partnership allows earlier customer engagement in design cycles and deeper involvement with product definition, presenting us with not only scalable opportunities but also better visibility.

The results of this transformation are reflected in our financial performance.  We finished our fiscal year 2016 with $336 million in revenue and eight cents non-GAAP earnings per share.  Since then, we grew our revenue by 26% with a 14-fold increase in non-GAAP EPS in only two years.  We continue to expect another 10% revenue growth in fiscal year 2019, which paves the way for us to achieve our mid-term goal of $600 million in revenue.  We also believe this transformation, that has fundamentally upgraded us as a stronger force in the power semiconductor space, will make our business structure more resilient to market fluctuation.

With that, let me turn to the segment review, starting with Computing.  It represented 43.8% of total revenue in the September quarter.  We posted a 4.8% sequential increase and a 23.8% growth year-over-year.  The main driver in this segment was the continued share gain with our DrMOS Power IC products into Vcore and graphics card applications.  Central to the AOS outperformance in this segment is the increasing advancement in our product portfolio today as well as enhanced customer engagement that we have cultivated for many years.  The Computing industry is expanding beyond personal computing to include high-growth segments such as Artificial Intelligence, Big Data and Internet of Things.  As a leader of power management especially in the computing area, we have been continuously sharpening our capability to stay on the forefront of evolving technologies.  As AOS position and ranking have strengthened in the Computing market, we expect a healthier growth in the December quarter.

Second, Consumer. It was 18.5% of the total revenue.  It increased by 1.8% sequentially, but decreased 17.2% year-over-year.  The shipment for the TV applications grew quarter-over-quarter on a seasonal strength offsetting the softness in home appliance market in China.  You may recall that our IGBT product line had crossed the $10 million annual revenue threshold for calendar year 2017.  Even with the soft outlook in the Chinese home appliance market in the December quarter, we expect our IGBT line to achieve about 40% year-over-year growth for calendar year 2018 as we expand our product offering.  With typical seasonality in TV, we expect this segment to be down next quarter.

Turning to the Power Supply and Industrial Segment.  It was 18.9% of the total revenue, which was down by 1.5% sequentially, but up by 8.5% from the same quarter last year.  We are firmly footed in our market position with the superior performance of our medium voltage products, and continued to gain shares with quick chargers.  Our investment into high-performance medium voltage technology has enabled us to be well positioned as quick charger and USB PD charger applications are moving to higher power output.  With further adoption of quick charger and USB PD, we expect this segment to grow sequentially.

Lastly, Communications segment.  It represented 15.5% of the September quarter’s revenue.  Fueled by the production ramp of our AlphaDFN product line for smartphone battery management application, this segment demonstrated a healthy growth of 15.4% and 17.8%, sequentially and year-over-year, respectively.  As I mentioned earlier, we saw the overall demand slowing down in Chinese smartphone market.  Fortunately, our dedication to the success of Chinese smartphones OEMs in the past has increased customer confidence and now new customers, including a high-end global brand, have opened the door to us.  The production ramp at this new customer is nearly offsetting softness at others, so in December quarter we only expect a slight sequential decline in this segment.

In closing, we are pleased with the strength of our quarterly results, including the healthy revenue growth and improved gross margin.  Our relentless effort to execute on our strategic transformation over the past few years is yielding results.  AOS is now a stronger force within our industry.  We are armed with a better and more diverse product portfolio and deeper customer partnerships with global brands.  All these improvements give us more confidence in the resilience of our business model.  We have made great progress toward our plan and will continue to build up the momentum in our growth and profitability in fiscal year 2019 and onward.

With that, I will now turn the call over to Yifan for the guidance.

Yifan Liang: Guidance for the next quarter

As we look forward to the second quarter of fiscal year 2019, we expect:
•	Revenue to be between $112 million and $116 million.
•
Gross margin to be approximately 26.0% plus or minus 1%.  Non-GAAP gross margin is expected to be approximately 29.0% plus or minus 1%.  Non-GAAP gross margin excludes $0.5 million of estimated share-based compensation charge and $3.0 million of estimated production ramp-up costs relating to the Chongqing Joint Venture.

•
Operating expenses to be in the range of $32.0 million plus or minus $1 million.  Non-GAAP operating expenses are expected to be in the range of $25.0 million plus or minus $1 million.  Both GAAP and non-GAAP operating expenses include $3.1 million to $3.3 million of estimated expenses relating to our digital power controller team.  Non-GAAP operating expenses exclude an estimated share-based compensation charge of approximately $3.1 million and estimated pre-production expenses relating to the joint venture of $3.9 million.

•	Tax expense to be approximately $0.5 million to $0.7 million.
•
Loss attributable to noncontrolling interest to be around $4.0 million. On a non-GAAP basis, excluding estimated pre-production expenses and production ramp-up costs relating to the joint venture, this item is expected to be approximately $0.4 million.

As part of our normal practice, we are not assuming any obligations to update this information.
With that, we will open up the floor for questioning.

Closing:
This concludes our earnings call today.  Thank you for your interest in AOS and we look forward to talking to you again next quarter.

Forward Looking Statements

This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance.  These forward looking statements include, without limitation, statements relating to projected amount of revenues, gross margin, operating expenses, operating income, tax expenses, net income, noncontrolling interest and share-based compensation expenses, pre-production expenses of the Chongqing Joint Venture, production ramp up costs and annual revenue and growth objectives; statements regarding market segments, global brand name customers, diversification of products and new customers; expectation with respect to improvement in profit; the expected trend on revenue and sales for each segment of our serviceable market; the progress of construction of manufacturing facility in our joint venture with Chongqing funds and timeline for production; seasonality of market segments; our ability and strategy to develop new products, expand our sales, revenue and profitability, growth in revenue and market share, including adoption of low-voltage and power IC products; expectation with respect to our digital power business; seasonality fluctuation in customer demand; our ability to manage supply constraints and the expectation with respect to capacity limitation; the execution of our business plan; the benefit of our share repurchase program; and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the; difficulties and challenges in executing our diversification strategy into different market segments; ordering pattern and seasonality; our ability to introduce or develop new and enhanced products that achieve market acceptance; decline of the PC industry and our ability to respond to such decline; the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, the state of semiconductor industry and seasonality of our markets, our ability to maintain factory utilization at a desirable level, our ability to successfully develop and operate the joint venture in China, and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2018 filed by AOS on August 23, 2018. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements.  Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements.  You should not place undue reliance on these forward-looking statements.  All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.